Exhibit 5.03

October 15, 2012

South Carolina Electric & Gas Company
100 SCANA Parkway
Cayce, South Carolina 29033

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of South Carolina Electric & Gas Company (the “Company”). I have acted as counsel to the Company in connection with the Company’s proposed issuance and sale from time to time of its First Mortgage Bonds (the “Bonds”), as contemplated by the Registration Statement on Form S-3 (the “Registration Statement”) proposed to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof for the registration of the Bonds under the Securities Act of 1933, as amended (the “Act”), with which Registration Statement this opinion is included as an Exhibit.

In connection with the delivery of this opinion, I have examined originals or copies of (a) the Restated Articles of Incorporation and Bylaws of the Company; (b) the Registration Statement (including the prospectus forming a part thereof) and the exhibits thereto; (c) certain resolutions adopted by the Board of Directors of the Company (the “Board”); (d) the Indenture dated as of April 1, 1993, as supplemented (as so supplemented, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to NationsBank of Georgia, National Association), as trustee, and as further supplemented, if needed, by one or more supplemental indentures (each, a “Supplemental Indenture”), which Indenture and forms of Supplemental Indentures, if needed, are or will be incorporated by reference in the Registration Statement, pursuant to which the Bonds are issued; and (e) such other records, agreements, instruments, certificates and other documents of public officials, the Company and its officers and representatives, as I have considered necessary.

In making such examination and rendering the opinions set forth below, I have assumed without verification (i) that all documents submitted to me as originals are authentic, complete and accurate, (ii) that all signatures on documents submitted to me are genuine, (iii) that all individuals executing such documents had the requisite legal capacity, (iv) that all documents submitted to me as copies conform to authentic original documents, and (v) that any documents not yet executed will be duly executed in form(s) duly authorized and established in accordance with the action of the Board.
To the extent that the obligations of the Company with respect to the Bonds may be dependent upon such matters, I assume for purposes of this opinion that the trustee under the Indenture and any Supplemental Indenture is duly qualified to engage in the activities contemplated by the Indenture or Supplemental Indenture; that the Indenture or any Supplemental Indenture has been duly authorized, executed and delivered by the trustee and constitutes the legal, valid and binding obligation of the trustee enforceable against the trustee in accordance with its terms; that the trustee is in compliance with respect to the performance of its obligations under the Indenture and all Supplemental Indentures and with all applicable laws and regulations; and that the trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture or all Supplemental Indentures.
Based on the foregoing, I am of the opinion that, with respect to the Bonds of each series, when (a) the Registration Statement, and any subsequent amendments thereto, have become effective under the Act; (b) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; (c) an appropriate order relating to such Bonds has been obtained from The Public Service Commission of South Carolina; (d) the Board has taken such action as may be necessary to authorize the issuance and sale by the Company of the Bonds of such series on the terms set forth in or contemplated by the Registration Statement, as it may be amended, and any prospectus supplement relating to the Bonds of such series, and to authorize the proper officers of the Company to take such other action as may be necessary in connection with the consummation of the issuance and sale of the Bonds from time to time; (e) the specific terms of each Bond of such series have been determined within the authorizations referred to above, and a prospectus supplement relating to the Bonds of such series has been filed with the Commission; (f) the Indenture and any Supplemental Indenture or other instrument thereunder to be entered into, or otherwise executed or adopted, in connection with the issuance of the Bonds have been duly executed and delivered by the Company and the trustee named therein; (g) the Bonds of such series have been duly executed, authenticated and delivered in accordance with the corporate and governmental authorizations aforesaid and the terms of the Indenture and any Supplemental Indenture; and (h) the Bonds of each series have been validly issued and sold, and the purchase price has been paid to the Company, in the manner contemplated by the Registration Statement, as it may be amended, and any prospectus supplement related to the Bonds of such series, and in accordance with the corporate authorizations aforesaid and the terms of the Indenture and any Supplemental Indenture, the Bonds of each series will be duly authorized and will constitute legal, valid and binding obligations of the Company, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, fair dealing and good faith, and the availability of equitable remedies such as specific performance and injunctive relief, regardless of whether such matters are considered in a proceeding at law or in equity, and will be entitled to the benefits and security of the Indenture.

In rendering this opinion I am opining only to the federal laws of the United States and the laws of the State of South Carolina. I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of South Carolina, except that I express no opinion as to the effect of the securities or blue sky laws of any state (including, without limitation, the State of South Carolina). I express no opinion as to whether, to the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Indenture.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed by the Company on the date hereof. In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/Ronald T. Lindsay, Esq.
Ronald T. Lindsay
Senior Vice President and General Counsel